Ex. 24.6




                              POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned Director of Doctors Health System, Inc. (the "Corporation"), hereby constitutes and appoints, jointly and severally, Stewart B. Gold and John R. Dwyer, Jr. as his attorney-in-fact with the power of substitution for the undersigned in any and all capacities, to sign any and all amendments to the Corporation's Registration Statement on Form S-1 (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.




                                                  /s/ Richard R. Howard
Date: October 31, 1996                            -----------------------------
                                                  Richard R. Howard